Exhibit 99.1

Trovagene to Study Transrenal BRAF Mutations in Primary and Metastatic Cancers

Study with MD Anderson will compare detection of BRAF mutations in urine to biopsy samples, and monitor therapeutic response, outcomes

SAN DIEGO, Jan. 3, 2013 /PRNewswire/ — Trovagene, Inc. (Nasdaq: TROV), a developer of transrenal molecular diagnostics, announced that it has entered into a clinical collaboration with The University of Texas MD Anderson Cancer Center to detect transrenal BRAF mutations in the urine of patients with advanced or metastatic cancers.

Researchers will use Trovagene’s proprietary transrenal DNA (TrDNA) detection technology to evaluate BRAF mutation status in urine as compared to tissue biopsy. The study also calls for monitoring of mutation levels in the urine at planned intervals during and after treatment to assess outcomes including: response rate (RR); stable disease (SD); progression-free survival (PFS); and overall survival (OS). Results from patients who receive therapy that reflects their BRAF mutation status (e.g., BRAF inhibitors, MEK inhibitors) will be compared to outcomes for patients who receive standard-of-care therapy regardless of mutation status.

According to recent estimates, BRAF mutations are present in more than 20% of all cancers, and in 40% and 43% of all thyroid and skin cancer samples, respectively(1). Several targeted therapies for BRAF-mutated melanomas are already on the market and in development, including BRAF inhibitors vemurafenib (Zelboraf®) and dabrafenib; and trametinib, a MEK inhibitor.

“One of the potential benefits of TrDNA would be its utility as a systemic, liquid biopsy, providing real-time information that may help guide targeted therapy decisions, and then help clinicians more easily monitor a patient’s therapeutic response and disease state,” said Filip Janku, MD, PhD, principal investigator for the study at MD Anderson. “A urine-based assay that reliably and cost-effectively detects mutations would be extremely useful as an aid in personalized medicine.”

“This study represents a first-of-its kind look at how urine-based mutation detection can be used to track patients from initial diagnosis through therapy, and then to monitor for early signs of progression,” said Dr. Charlie Rodi, chief technology officer at Trovagene. “We are pleased to sponsor this study with MD Anderson, and look forward to learning more about the unique properties and clinical utilities of our transrenal mutation assays.”

1.   Prevalence of BRAF mutations in various cancers. Sanger COSMIC site.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine.  Trovagene is leveraging its intellectual property in oncogene mutations via out-licensing and use of its transrenal technologies to extend oncogene mutation detection using urine as a sample.  As a non-invasive and abundant sample, urine may overcome many of the cost and collection challenges associated with biopsy, as well as the volume limitations of blood.

Trovagene has a strong patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myelogenous leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in chronic lymphocytic leukemia (CLL) patients, as well as other hematologic malignancies.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

Contacts

Trovagene, Inc.
Keith McCormick
VP, Commercial Operations
+1 (858) 952-7640